UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)   December 22, 2004

Herbalife Ltd.

(Exact name of registrant as specified in its charter)

Cayman Islands	333-115363	98-0377871
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

P.O. Box 309 GT Ugland House, South Church Street George Town, Grand Cayman, Cayman Islands
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code (310) 410-9600*

N/A
(Former name or former address, if changed since last report.)

*                c/o Chief Financial Officer of Herbalife International, Inc.

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On December 21, 2004, Herbalife International, Inc. (“Herbalife International”), an indirect wholly-owned subsidiary of Herbalife Ltd., a Cayman Islands exempted limited liability company (“Herbalife”), Herbalife, as parent guarantor, and certain other subsidiaries of Herbalife entered into a $225.0 million credit facility with a syndicate of financial institutions and Morgan Stanley Senior Funding Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated as joint lead arrangers and joint book-runners (the “New Credit Facility”).

The New Credit Facility replaces Herbalife International’s $205.0 million credit facility, entered into on July 31, 2002, among Herbalife International, as borrower, Herbalife, as parent guarantor, and certain other subsidiaries of Herbalife, on the one hand, and UBS Warburg LLC, as arranger, and the other financial institutions party thereto, on the other (the “Prior Credit Facility”).

The New Credit Facility is comprised of a $25.0 million senior secured revolving credit facility (the “New Revolver”), of which the entire amount is currently undrawn and available, and a senior secured term loan facility in an aggregate principal amount of $200.0 million (the “New Term Loan”), all of which was drawn on December 21, 2004.  The New Credit Facility is guaranteed on a senior secured basis by Herbalife and certain of its direct and indirect wholly-owned subsidiaries.  The New Revolver has a five-year maturity and the New Term Loan has a six-year maturity.  Borrowings under the New Credit Facility bear interest, at Herbalife International’s option, at either the eurodollar rate plus a margin of between 2.00% and 2.25% or the base rate plus a margin of between 1.00% and 1.25%.  By way of comparison, borrowings under the Prior Credit Facility would bear interest, at Herbalife International’s option, at either the base rate plus 2.75% per annum or at the reserve adjusted LIBOR Rate plus 3.75% per annum and, with respect to amounts outstanding under the term loan portion of the Prior Credit Facility, at the base rate plus 3.00% per annum or at the reserve adjusted LIBOR Rate plus 4.00% per annum.

The New Credit Facility requires Herbalife International to prepay loans outstanding thereunder with, subject to certain conditions and exceptions, the net cash proceeds received from (1) any loss, damage, destruction or condemnation of property, (2) any sale, transfer or other disposition of any assets, (3) the incurrence of indebtedness, (4) the issuance of equity interests and (5) a portion of any excess cash flow.

The New Credit Facility contains affirmative, negative and financial covenants customary for financings of this type, including, among other things, limitations or prohibitions on declaring and paying dividends and other distributions, redeeming and repurchasing certain other indebtedness, loans and investments, additional indebtedness, liens, asset sales and transactions with affiliates.  In addition, the New Credit Facility contains customary events of default.

Merrill Lynch, Pierce, Fenner & Smith Incorporated and Morgan Stanley & Co. Incorporated acted as joint book-running managers for Herbalife’s recently completed initial public offering of common shares.  In addition, some of the other financial institutions party to the New Credit Facility, and some of the financial institutions party to the Prior Credit Facility, have or may have had various relationships with Herbalife and its affiliates involving the provision of a variety of financial and investment banking services.

Item 1.02 Termination of a Material Definitive Agreement

The disclosure required by this item is included in Item 1.01 and is incorporated herein by reference.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant.

The disclosure required by this item is included in Item 1.01 and is incorporated herein by reference.

Item 2.04 Triggering Events that Accelerate or Increase a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement.

Herbalife announced on December 21, 2004 that it has advised The Bank of New York (the “Trustee”), as trustee under the indenture governing its 9½% Notes due 2011 (the “9½% Notes”, CUSIP Number: 92926X AA 3), that Herbalife has elected to redeem $110.00 million, or 40%, aggregate principal amount of its 9½% Notes with the proceeds of its initial public offering.  Herbalife also requested that the Trustee mail a Notice of Redemption to each holder of the 9½% Notes.  The scheduled redemption date for the 9½% Notes on February 4, 2005 (the “Redemption Date”) at a price equal to 109.5% of the principal amount of the 9½% Notes, plus accrued and unpaid interest to the Redemption Date.

Item 8.01 Other Events.

On December 21, 2004, Herbalife issued a press release entitled “Herbalife Ltd. Completes Initial Public Offering and Announces Claw Back Redemption for 40% of its 9½% Notes; Herbalife Subsidiary Enters into New Senior Credit Facility and Completes Tender Offer for its 11¾% Notes”.  A copy of the press release is attached hereto as Exhibit 99.1.

On December 22, 2004, Herbalife issued a press release entitled “Herbalife Ltd. Announces Underwriters’ Full Exercise of Over-Allotment Option and Payment of Dividend to Shareholder”.  A copy of the press release is attached hereto as Exhibit 99.2.

Item 9.01(c) Financial Statements, Pro Forma Financial Information and Exhibits.

(a)   Financial Statements of Businesses Acquired.

None.

(b)   Pro Forma Financial Information.

None.

(c)   Exhibits.

99.1 Press Release issued by Herbalife Ltd. on December 21, 2004.

99.2 Press Release issued by Herbalife Ltd. on December 22, 2004.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HERBALIFE LTD.

Date: December 22, 2004	/s/ Brett Chapman
Brett Chapman
General Counsel

EXHIBIT INDEX

Exhibit Number	Description

99.1	Press release issued by Herbalife Ltd. December 21, 2004.
99.2	Press release issued by Herbalife Ltd. December 22, 2004.